EXHIBIT 23.3


                        Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to FrontLine Capital Group's (the "Company") 2000 Employee Stock Option Plan for the registration of 2,500,000 shares of common stock of the Company, of our reports dated (i) February 22, 2000, with respect to the consolidated financial statements of the Company and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 29, 2000, (ii) February 22, 2000, with respect to the consolidated financial statements of VANTAS Incorporated and Subsidiaries for the year ended December 31, 1999, included in the Company's Form 8-K filed with the Securities and Exchange Commission on March 2, 2000.

                                                         /s/ Ernst & Young LLP

New York, New York
July 17, 2000